SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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[ ]	Soliciting material pursuant to Rule 14a-12

LaBarge, Inc.
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NOTICE OF
ANNUAL MEETING
AND PROXY STATEMENT
NOVEMBER 16, 2005

LaBarge, Inc.
Notice of Annual Meeting of Stockholders
NOVEMBER 16, 2005

To the Stockholders:

       The Annual Meeting of Stockholders of LaBarge, Inc. (the "Company") will be held at the Charles F. Knight Executive Education Center, Washington University in St. Louis, One Brookings Drive, St. Louis, Missouri, on November 16, 2005, at 4 p.m. St. Louis time. Stockholders, who do not attend the Annual Meeting in person, are invited to listen to the webcast of the meeting, which will be accessible through www.labarge.com.

       At the Annual Meeting, Common Stockholders will be asked:
1.	To elect three Class A Directors for a term ending in 2008;
2.	To consider and act upon the ratification of the selection of KPMG LLP as independent accountants for fiscal 2006; and
3.	To transact such other business as may properly come before the meeting.

       Only Stockholders whose names appear of record at the Company's close of business on September 23, 2005 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

We encourage you to vote via Internet or telephone, or you may mail your proxy.

       If you receive more than one proxy card because you own shares registered in different names or at different addresses, please vote each proxy as soon as possible by following the instructions on the proxy card regarding voting by Internet, telephone or mail.
By Order of the Board of Directors,

/S/DONALD H. NONNENKAMP

Donald H. Nonnenkamp
Vice President, Chief Financial Officer and Secretary

October 17, 2005

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE VOTE YOUR PROXY. STOCKHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY VOTING THE ENCLOSED PROXY CARD. THE PRESENCE, IN PERSON OR BY PROPERLY SUBMITTED PROXY, OF A MAJORITY OF THE COMMON STOCK OUTSTANDING ON THE RECORD DATE IS NECESSARY TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING.
LaBarge, Inc. 9900 Clayton Road St. Louis, Missouri 63124 PROXY STATEMENT Annual Meeting of Stockholders to be held on November 16, 2005

       This Proxy Statement is being furnished to the Common Stockholders of LaBarge, Inc. (the "Company") on or about October 17, 2005, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on November 16, 2005 at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.

       Holders of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company at its close of business on September 23, 2005 (the "Record Date") will be entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 15,123,553 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held of record on the Record Date on each matter that may properly come before the Annual Meeting.

       A plurality of votes of Common Stockholders cast at the Annual Meeting is required for the election of each Director. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under applicable Delaware law, an abstention or broker nonvote will have no effect on the outcome of the election of directors.

       Management of the Company (the "Management"), together with members of the Board of Directors of the Company, in the aggregate directly or indirectly controlled approximately 30.6% of the Common Stock outstanding on the Record Date.

       Stockholders of record on the Record Date are entitled to cast their votes in person or by properly submitted proxy at the Annual Meeting. Stockholders wishing to vote their shares by proxy may do so either (i) by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope, or (ii) by Internet or telephone. Instructions for voting by Internet or telephone are contained on the proxy card. The presence, in person or by properly submitted proxy, of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

       All Common Stock represented at the Annual Meeting by properly submitted proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR election of the Board's nominees as directors, and, at the discretion of the named proxies, on any other matters that may properly come before the Annual Meeting. The Board of Directors of the Company does not know of any matters other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Corporate Secretary, LaBarge, Inc., 9900 Clayton Road, St. Louis, Missouri 63124.

       The proxies are solicited by the Board of Directors of the Company. In addition to the use of the Internet, telephone and mail, proxies may be solicited personally or by facsimile transmission by directors, officers or regular employees of the Company. The cost of solicitation of proxies will be borne by the Company.

A copy of the Company's Annual Report for the fiscal year ended July 3, 2005 is being mailed to each Stockholder along with this Proxy Statement.

The date of this Proxy Statement is October 17, 2005.

PROPOSAL 1:	ELECTION OF DIRECTORS

       The Board of Directors of the Company is divided into three classes designated Class A, Class B and Class C. Each Director is elected for a three-year term and the term of each Class expires in a different year. Under the Company's bylaws, the Board of Directors has the authority to fix the number of Directors. The number of Directors currently is fixed at seven.

       The Board of Directors has nominated for election three Class A Directors: Messrs. Thomas A. Corcoran, Craig E. LaBarge and Jack E. Thomas, Jr. Each of the nominees is currently serving as a Director of the Company and each has consented to continue to serve as a Director if elected. Mr. Corcoran was elected by the Board on June 6, 2005 to fill the unexpired term of James P. Shanahan, Jr. who resigned effective March 29, 2005. Unless proxy cards are marked to withhold authority to vote for any Director nominee, the proxies intend to vote all properly executed proxies FOR election of each of the Director nominees.

The following biographical information is furnished with respect to each nominee and each current Director whose term continues after the Annual Meeting.

	Term Expiration Date	Age	Director Since	Positions(s) with the Company

Class A Director Nominees
Thomas A. Corcoran	2008	61	2005	Director
Craig E. LaBarge	2008	54	1981	Chief Executive Officer,
				President and Director
Jack E. Thomas, Jr.	2008	53	1997	Director

Continuing Class B Directors
John G. Helmkamp, Jr.	2006	57	1998	Director
Lawrence J. LeGrand	2006	54	1998	Director

Continuing Class C Directors
Robert H. Chapman	2007	60	1998	Director
Robert G. Clark	2007	46	2001	Director

       Mr. Corcoran became a Director in June 2005 and serves as a member of the Human Resources Committee and the Nominating Committee of the Board of Directors. Mr. Corcoran is currently President of Corcoran Enterprises, LLC, a private management consulting firm, and serves as senior advisor to The Carlyle Group, a Washington D.C.-based private equity firm. Prior to joining The Carlyle Group as senior advisor, Mr. Corcoran served as President and Chief Executive Officer for Gemini Air Cargo, Inc. and Allegheny Teledyne Incorporated. He previously spent 32 years at Lockheed Martin Corporation and its predecessor companies where he held various senior management positions, including President and Chief Operating Officer for the corporation's Space and Strategic Missiles, and Electronics Systems sectors.

       Mr. LaBarge has been a Director since 1981. He assumed the positions of Chief Executive Officer and President in 1991. Prior to that time, he was Vice President-Marketing of the Electronics Division of the Company (1975 to 1979), President of the Electronics Division of the Company (1979 to 1986), Vice President of the Company (1981 to 1986) and President and Chief Operating Officer of the Company (1986 to 1991). Mr. LaBarge is Chairman of the Audit Committee of TALX Corporation and is a Director of U.S. Bank, N.A., both of St. Louis.

       Mr. Thomas became a Director in 1997 and serves as Chairman of the Human Resources Committee and the Nominating Committee of the Board of Directors. Since 1982, he has been President, Chief Executive Officer and Chairman of the Board of Coin Acceptors, Inc., a world leader in the design and manufacture of coin mechanisms, bill validators, control systems and vending machines. Mr. Thomas serves on the Board of Directors of U.S. Bank, N.A. in St. Louis, is Chairman and Chief Executive Officer of Royal Vendors, Inc. and is also Chairman and Chief Executive Officer of Money Controls, Ltd.

       Mr. Helmkamp has been a Director since 1998 and serves as a member of the Audit Committee of the Board of Directors. He retired from the positions of Chairman of the Board and Chief Executive Officer of Illinois State Bank and Trust in 1996 where he served in those capacities for more than five years.

       Mr. LeGrand became a Director in 1998 and serves as Chairman of the Audit Committee of the Board of Directors. He has been Executive Vice President of Plancorp, Inc. since 2001. He served as Executive Vice President of LMI Aerospace from 1998 to 2001. Prior to that time, Mr. LeGrand was a partner of KPMG LLP for more than 20 years.

       Mr. Clark became a Director in 2001 and serves as a member of the Human Resources Committee and the Nominating Committee of the Board of Directors. Since 1984, he has served as Chairman of the Board and Chief Executive Officer of Clayco, Inc., a design/build construction, real estate and architectural firm doing business in the United States and Canada.

       Mr. Chapman became a Director in 1998 and serves as a member of the Audit Committee of the Board of Directors. Since 1975, he has served as Chairman of the Board and Chief Executive Officer of Barry-Wehmiller Companies, Inc., a leading provider of packaging automation equipment, and serves as a Director of Midwest Bank Centre, Inc.

Meetings of the Board of Directors and Fees

       The Board of Directors of the Company held five meetings in fiscal 2005. Each Director attended at least 75% of the meetings of the Board and its Committees on which he served in fiscal 2005. Members of the Board of Directors who are not employees of the Company receive $1,500 for each Board meeting attended; $1,000 for each Audit Committee meeting attended; $750 for each Human Resources Committee and Nominating Committee meeting attended; and $500 for attendance at the Company's Annual Meeting. All Directors receive a quarterly retainer of $2,500 with Committee Chairs receiving an additional $1,000. In May 2005, nonemployee Directors with the exception of Mr. Corcoran who was elected in June 2005, were paid a $25,000 award, payable in cash or in shares of common stock of the Company. In August 2005, Mr. Corcoran received a grant of 1,500 restricted common shares valued at $24,960; such restriction lapses at the earliest of (i) a change in control of the Company; (ii) death or disability of Mr. Corcoran; or (iii) August 2007. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees.

Committees

       The Board of Directors has standing Audit, Human Resources and Nominating Committees. The Audit Committee is composed of Messrs. Chapman, Helmkamp and LeGrand (Chairman). The Human Resources Committee is composed of Messrs. Clark, Corcoran and Thomas (Chairman). The Nominating Committee is composed of Messrs. Clark, Corcoran and Thomas (Chairman). Mr. Corcoran was selected to serve on the Human Resources Committee and the Nominating Committee by the Board of Directors at its meeting on August 24, 2005.

Audit Committee

       The Audit Committee, which met four times in fiscal 2005, oversees accounting and internal control matters, and appoints the independent auditors to audit the Company's financial statements. The Committee's report on its activities for fiscal 2005 is on page 11. Fees paid to the independent auditors in fiscal 2005 are provided on page 10. The Committee's charter is available on the Company's Web site at www.labarge.com.

       The Committee is composed entirely of Directors whom the Board has determined are "independent" as defined by relevant rules of the Securities and Exchange Commission ("SEC") and the American Stock Exchange.

Human Resources Committee

       The Human Resources Committee, which met three times in fiscal 2005, serves as the Board's Compensation Committee. The committee oversees compensation for the Company's Chief Executive Officer and other senior executives. The Committee's report on executive compensation appears on page 8. The Committee's charter is available on the Company's Web site at www.labarge.com.

The Committee is composed entirely of Directors whom the Board has determined are "independent" as defined by relevant rules of the SEC and the American Stock Exchange.
Nominating Committee

       The Nominating Committee, which met once in fiscal 2005, is responsible for nominating qualified individuals for membership on the Company's Board of Directors. The charter of the Nominating Committee is available on the Company's Web site at www.labarge.com.

The Committee is composed entirely of Directors whom the Board has determined are "independent" as defined by relevant rules of the SEC and the American Stock Exchange.

       It is the Company's policy that Directors are expected to attend the Annual Meeting of Stockholders and, on November 17, 2004, the following Directors were in attendance: Robert H. Chapman, Robert G. Clark, John G. Helmkamp, Jr., Craig E. LaBarge, Lawrence J. LeGrand and Jack E. Thomas, Jr.

The Board of Directors Recommends that you vote "FOR" election of its Nominees for Director.

Communication with the Board of Directors

       Stockholders may communicate with any and all members of the Company's Board of Directors by transmitting correspondence by mail addressed to one or more Directors by name (or to the Chief Executive Officer for a communication addressed to the entire Board of Directors) at the following address and fax number: Name of the Director(s), c/o Corporate Secretary, LaBarge, Inc., 9900 Clayton Road, St. Louis, Missouri 63124, fax number: 314-812-9438. Communications from the Company's Stockholders to one or more Directors will be monitored by the Company's Corporate Secretary and the Chief Executive Officer, who will bring any significant issues to the attention of the appropriate Board members.

Director Nominations

       Director candidates are nominated by the Nominating Committee. The Nominating Committee investigates and assesses the background and skills of potential candidates for Directors. The Committee seeks to create a Board that will bring a broad range of experience, knowledge and judgment to the Company. The Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board of Directors in order to be considered for nomination by the Committee. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate's qualifications in light of the needs of the Board and the Company at that time given the current mix of Director attributes.

       Upon identifying a candidate for serious consideration, one or more members of the Nominating Committee initially interview the candidate. If a candidate merits further consideration, all other Committee members (individually or as a group) interview the candidate and the candidate meets the Company's executive officers and ultimately meets many of the other Directors. The Nominating Committee elicits feedback from all persons who met the candidate and then determines whether or not to nominate the candidate. The process is the same whether the candidate is recommended by a Stockholder, another Director, management or otherwise. The Company does not pay a fee to any third party for the identification or evaluation of candidates.

       Stockholders who wish to recommend Director candidates for the next Annual Meeting of Stockholders should notify the Nominating Committee no later than March 15th of each year. Submissions are to be addressed to the Nominating Committee, c/o Corporate Secretary, LaBarge, Inc., 9900 Clayton Road, St. Louis, Missouri 63124, which submissions will then be forwarded to the Committee. The Nominating Committee would then evaluate the possible nominee using the criteria established by it and would consider such person in comparison to all other candidates. The Nominating Committee is not obligated to nominate any such individual for election. No Stockholder nominations have been received by the Company for this year's Annual Meeting. Accordingly, no rejections or refusals of such candidates have been made by the Company.

Executive Officers The following table sets forth certain information, as of September 23, 2005, with respect to the executive officers of the Company.

Name		Age	Position(s) with the Company

Craig E. LaBarge	----	54	Chief Executive Officer, President and Director
Randy L. Buschling	----	45	Vice President and Chief Operating Officer
Donald H. Nonnenkamp	----	53	Vice President, Chief Financial Officer and Secretary
John R. Parmley	----	51	Vice President - Sales and Marketing
Vernon R. Anderson	----	58	Vice President - Operations
Teresa K. Huber	----	42	Vice President - Operations

Mr. LaBarge - For biographical information, see "Proposal 1: Election of Directors" on page 2.

       Mr. Buschling joined the Company in 1998. He is currently Vice President and Chief Operating Officer of the Company. He served as Senior Vice President of the Company's Manufacturing Services Group from 1999 to 2002 and as Vice President-Aerospace and Defense Business Unit from 1998 to 1999. Prior to joining the Company, Mr. Buschling was General Manager of Watlow Electric Manufacturing Company's Systems Division for more than five years.

       Mr. Nonnenkamp joined the Company in 1999 and currently serves as Vice President, Chief Financial Officer and Secretary. Previously, he was Vice President and Treasurer for Esco Technologies, Inc. from 1993 to 1999. Prior to joining Esco, Mr. Nonnenkamp served as Vice President and Chief Financial Officer for Clark Oil and Refining Corporation.

       Mr. Parmley joined the Company in 1997 and became Vice President-Sales and Marketing for the Manufacturing Services Group in 1999. He was Account Manager-Aerospace and Defense Business Unit from 1997 to 1999. Previously, Mr. Parmley was employed by Eagle-Picher Industries, Inc., where he served in various sales and management positions from 1991 to 1997.

       Mr. Anderson joined the Company in 1978 and became Vice President-Operations in 2002. Mr. Anderson previously served as Divisional General Manager (2001 to 2002) and General Manager of the Joplin, Missouri, facility, for more than five years.

       Ms. Huber joined the Company in 2004 through the acquisition of Pinnacle Electronics LLC on February 17, 2004 and became Vice President-Operations in 2005. Prior to joining LaBarge as Vice President, Ms. Huber was Chief Operating Officer of Pinnacle Electronics from 2002 to 2004. Previously, Ms. Huber was employed by Sony Electronics, Inc. in various management positions from 1992 to 2002.

Summary Compensation Table

       The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executives who served in such capacities as of July 3, 2005, for the fiscal years indicated.

		Annual Compensation (1)		Long-Term Compensation

				Awards (2)		Payouts

Name and Principal Position	Fiscal Year	($) Salary	($) Bonus (3)	(#) Restricted Stock (3) (4)	(#) Options	($) LTIP (3)	($) All Other Compensation (5)

Craig E. LaBarge	2005	455,706	398,500	25,000	62,552	0	17,351
Chief Executive Officer	2004	420,263	405,000	0	65,000	146,800	16,248
and President	2003	412,676	100,000	0	15,513	0	15,256

Randy L. Buschling	2005	301,416	230,000	10,417	47,750	0	23,966
Vice President and	2004	266,160	232,500	0	75,000	0	21,812
Chief Operating Officer	2003	259,653	43,500	0	0	0	19,024

Donald H. Nonnenkamp	2005	262,668	168,000	7,500	36,600	0	18,989
Vice President,	2004	237,143	172,500	0	47,000	0	15,878
Chief Financial Officer and Secretary	2003	232,077	45,000	0	0	0	14,707

John R. Parmley	2005	214,123	130,000	5,000	24,500	0	15,115
Vice President -	2004	194,690	139,500	0	37,500	0	16,262
Sales and Marketing	2003	188,010	45,000	0	0	0	12,968

Vernon R. Anderson	2005	214,123	139,500	5,000	24,500	0	49,037
Vice President -	2004	191,033	139,500	0	37,500	0	38,589
Operations	2003	182,177	31,000	0	0	0	35,119

(1)	Includes compensation amounts earned during the fiscal years shown, but deferred pursuant to individual deferred compensation agreements with the Company.

(2)

Long Term Incentive Plan ("LTIP") awards in fiscal year 2005 were made in Restricted Stock. Awards in fiscal year 2004 and 2003 were made in Non-Qualified Stock Options. Options were granted in the year shown, but earned based upon performance for the prior year.

(3)	Bonus amounts, Restricted Stock Awards and Long Term Incentive Plan payouts are earned in the fiscal year shown and paid or awarded in the subsequent fiscal year.

(4)

There were no aggregate restricted stock holdings at the end of the fiscal year. Restricted Stock Awards vest on July 3, 2007. Holders of Restricted Stock will be paid any dividends declared to outstanding common Shareholders.

(5)	Includes the following dollar amounts by individual for the fiscal year ending July 3, 2005:

Name	Company Match on 410(k) Deferrals ($)		Interest on Deferred Compensation (1) ($)	Use of Auto ($)	Club Dues ($)	Financial Planning ($)

Craig E. LaBarge	----	9,046	0	4,136	3,019	1,150
Randy L. Buschling	----	7,127	12,377	3,857	425	180
Donald H. Nonnenkamp	----	8,843	4,435	4,509	1,202	0
John R. Parmley	----	2,564	7,593	4,324	634	0
Vernon R. Anderson	----	4,247	40,347	4,443	0	0

(1)	Total Interest is credited to named executives under certain Deferred Compensation Agreements. Interest credited at rates tied to prime and ranged from 4.25% to 8.0% during the fiscal year.

All Deferred Compensation Agreements entered into since July 1, 2001 have provided for interest to accrue at prime.

Option Grants in Last Fiscal Year

       The following table sets forth all stock options granted to the named executives during the fiscal year ended July 3, 2005.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term
	Individual Grants

	Number of	Percent of Total
	Securities	Options
	Underlying Options	Granted to Employees in	Exercise or Base Price	Expiration

	Granted (#) (a)	Fiscal Year	($/Share)	Date	5% ($)	10% ($)

Craig E. LaBarge	62,552	19.7	8.54	8/24/2014	335,904	851,333

Randy L. Buschling	45,750	14.4	8.54	8/24/2014	245,670	622,658

Donald H. Nonnenkamp	36,600	11.6	8.54	8/24/2014	196,542	498,126

John R. Parmley	24,500	7.7	8.54	8/24/2014	131,565	333,445

Vernon R. Anderson	24,500	7.7	8.54	8/24/2014	131,565	333,445

(a)	Options become exercisable: 50% on August 24, 2005 and 50% on August 24, 2006 or immediately after a change in control.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

       The following table sets forth all stock options exercised by the named executives during the fiscal year ended July 3, 2005, and the number and value of unexercised options held by such executives at fiscal year end.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares	Value	Options at Fiscal		"In the Money" Options
	Acquired on	Realized	Year End (#)		At Fiscal Year End ($) (a)

	Exercise (#)	($) (b)	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig E. LaBarge	17,250	130,755	476,132	186,770	7,214,953	2,435,215

Randy L. Buschling	0	0	173,264	153,298	2,668,280	2,013,352

Donald H. Nonnenkamp	0	0	108,764	104,506	1,678,685	1,344,187

John R. Parmley	0	0	93,721	77,669	1,440,791	1,012,884

Vernon R. Anderson	0	0	44,000	62,000	672,865	773,270

(a)	Options are "in the money" if the market value of the shares covered thereby is greater than the option exercise price. Market value of a share at July 3, 2005 was $18.00.

(b)	Value realized is the difference between the market value of a share on the exercise date and the exercise price per share, times the number of shares exercised.

Human Resources Committee
Report on Executive Compensation

       LaBarge, Inc. has had an independent Human Resources Committee (the "Committee") since 1981. The Committee is made up of independent Directors appointed annually by the Board of Directors (the "Board"). The principal responsibilities of the Committee include the following:

*

Review and recommend to the Board the annual salary and incentive compensation, including performance awards under the 2004 Long Term Incentive Plan, and other benefits of the Chief Executive Officer and other members of executive management.

The Company's compensation practices are designed to achieve certain fundamental objectives, including to:

*	Attract and retain talented executives;
*	Align executive compensation with the interests of the Stockholders;
*	Foster and promote the short-term and long-term financial success of the Company;
*	Materially increase Stockholder value by motivating performance through incentive compensation; and
*	Encourage executive ownership in the Company.

       To assist the Committee, the Company has, for more than 10 years, contracted with an independent compensation and benefits consulting firm. This firm periodically evaluates each of the key management positions within the Company. The evaluation is based upon such criteria as the size and scope of the job, specific technical and managerial skills required, and the impact of the specific job on Company results.

       Using the evaluations of each job and data on the compensation practices of over 500 industrial companies in the United States, the consultants recommend ranges for base salary and both annual and long-term incentive opportunity. The range for base salary is wide (plus or minus 20% from a midpoint) to accommodate a variety of individual criteria, including competitive factors and specific job performance over time. The recommended range for bonus opportunity is also wide, plus or minus 50% from a midpoint. The Committee believes that executives should be paid a base salary that is within the recommended range. Actual incentive payments may range from zero to the recommended high point or greater, depending upon individual and Company performance.

       Each year, taking into account the evaluations of the consultants, the Chief Executive Officer makes recommendations to the Committee regarding proposed salary changes, annual incentive payments, and awards under the 2004 Long Term Incentive Plan, if any. The recommendations, and the Committee's evaluation of them, are based upon a variety of criteria including profit performance to plan, cash flow, customer development, the accomplishment of specific important objectives and many subjective factors. All of these factors were considered in determining the 2005 salaries and bonuses for the executive officers, excluding the Chief Executive Officer.

       In determining the Chief Executive Officer's total compensation, the Committee considered Mr. LaBarge's level of responsibility, leadership and overall contribution as Chief Executive Officer. In particular, the following were considered by the Committee for fiscal 2005: the significant growth in Company sales and earnings, the increase in backlog to record levels, and the positioning of the Company to continue above market growth when compared to its industry peers.

       Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), limits the federal income tax deductibility of compensation paid to the executive officers named in the Summary Compensation Table. In fiscal year 2005, no such executive officer received compensation that triggered the applicability of Section 162(m).

Committee members:	Jack E. Thomas, Jr., Chairman
Robert G. Clark

Agreements with Executive Officers

       In 2005, the Company entered into Executive Severance Agreements ("Agreement") with Messrs. Craig E. LaBarge, Randy L. Buschling, Donald H. Nonnenkamp, John R. Parmley, Vernon R Anderson, and Ms. Teresa K. Huber (collectively "the Executive Officers," or individually "the Executive Officer"). Each Agreement provides that, following a Change of Control (as defined by the Agreement), the Company will continue to employ the Executive Officer for a period not less than one year at his or her place of employment immediately prior to the Change of Control or within 50 miles thereof. During that period, the Executive Officer would be entitled to a base salary in the amount not less than the annualized base salary paid or payable to him or her during the month immediately preceding the month in which the Change of Control occurs. He or she would also be entitled to an annual bonus equal to the same percentage of his or her base salary as the average bonuses paid to the Executive Officer in each of the five fiscal years most recently ended were to his or her base salary in those years, after disregarding the highest and lowest of such percentages. The Executive Officer would also be entitled, during such one-year period, to all pension, welfare and other employee benefits, fringe benefits and perquisites in amounts and on terms no less favorable than those to which he or she was entitled on the date of the Change of Control. The Agreement also provides that, in the event of termination of the Executive Officer's employment during such one-year period for reasons other than death, disability, or Cause (as defined by the Agreement) or voluntarily by the Executive Officer without Good Reason (as defined by the Agreement), the Executive Officer would be entitled to a lump sum payment from the Company equal to the sum of: (i) his or her salary and other compensation not yet paid by the Company through the date of termination; (ii) a bonus prorated for the portion of the year through the date of termination; (iii) the product of three times the sum of (x) the Executive Officer's salary plus (y) the bonus to which he or she would have been entitled for the full fiscal year; plus (iv) accrued vacation pay. The Company would also be required to provide to the Executive Officer for three years after termination all medical, hospitalization, disability and certain other benefits in amounts and on terms not less favorable than those to which he or she was entitled at the time of termination. If the foregoing amounts were not paid when due, they would bear interest at the rate of 15% per annum. The Agreement provides for appropriate adjustments of such payments if they would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

      In 2005, the Company entered into a Competitive Practices Agreement with its Executive Officers. The Agreement restricts Executive Officers from engaging in competitive practices with the Company for a period of two years following termination of employment.

Compensation Committee Interlocks and insider Participation

       None of the Company's executive officers serves as a Director or member of the Compensation Committee, or other Committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Company's Board of Directors or the Human Resources Committee. None of the current members of the Human Resources Committee has ever been an officer or employee of the Company or any of its subsidiaries.

PROPOSAL 2:	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       KPMG LLP ("KPMG") has been appointed independent accountant for the Company for the fiscal year ending July 2, 2006 by the Audit Committee with the approval of the Board of Directors. KPMG has been the Company's independent accountant since 1980. Although the appointment of independent accounting firm does not require the approval of Common Stockholders, the Board of Directors believes Common Stockholders should participate in the appointment through ratification. A representative of KPMG is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if he so desires, and he is expected to be available to respond to appropriate questions raised orally at the meeting.

       The affirmative vote of the holders of a majority of the outstanding shares of Common Stock casting a vote at the Annual Meeting is necessary for the ratification of the selection of the independent accountant.
Independent Auditors' Fees KPMG LLP served as the Company's independent public accountants for the fiscal year ending July 3, 2005.

Aggregate fees for professional services rendered for the Company by KPMG LLP for the fiscal years ended July 3, 2005 and June 27, 2004.

	Fiscal Year Ended

	July 3, 2005	June 27, 2004

Audit fees	$448,328	$240,827
Audit-related fees	5,000	---
Tax fees	58,860	90,170
All other fees	---	---

       Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company and its benefit plans and the review of documents filed by the Company with the SEC. These fees include audit of internal controls in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

       Audit-related fees were primarily for review of supplemental SEC filings.

       Tax fees were related to tax compliance, tax planning and tax advice related to a number of projects.

       The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company's independent auditor. This policy generally provides that the Company will not engage the independent auditor to render audit or nonaudit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee has granted the Vice President and Chief Financial Officer the authority to engage KPMG LLP for audit-related and tax fees not exceeding $25,000. Such engagements are then formally approved by the Audit Committee at its next meeting. 99% of audit-related fees and tax fees for 2005 were pre-approved by the Audit Committee. The remainder was approved by the Vice President and Chief Financial Officer pursuant to the de minimis exception discussed above.

The Board of Directors Recommends that you vote "FOR" Ratification of the Selection of KPMG LLP for Fiscal 2006.

Report of the Audit Committee

       The primary role of the Audit Committee is oversight of the Company's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated statement. The Board, in its business judgment, has determined that the members of the Audit Committee are "independent" and "financially literate" as required by the American Stock Exchange. In addition, the Board has determined, in its business judgment, that both Lawrence J. LeGrand and Robert H. Chapman each qualify as "financial experts" as that term is defined by the Securities and Exchange Commission. The Committee acts under a charter. The Committee reviews the adequacy of the charter at least annually.

       Committee members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields, or in auditor independence. In carrying out its responsibilities, the Committee looks to management and the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company's consolidated financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

       In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited consolidated financial statements. Management and the independent auditors told the Audit Committee that the Company's financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

       The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

       The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company's internal control over financial reporting as of July 3, 2005, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework. The Audit Committee has also reviewed and discussed with the independent auditors its attestation report on control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended July 3, 2005.

       In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended July 3, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee has retained KPMG LLP to audit the Company's financial statements for fiscal 2006.

Committee Members:	Lawrence J. LeGrand, Chairman
Robert H. Chapman
John G. Helmkamp, Jr.

Voting Securities and Ownership Thereof By Management and Certain Beneficial Owners

       Set forth below is information as of September 23, 2005, concerning all persons known to the Company to be beneficial owners of more than 5% of the Common Stock outstanding on the Record Date, and beneficial ownership of Common Stock by each Director and nominee for Director of the Company, each executive officer of the Company and all executive officers and Directors as a group (unless otherwise indicated, such ownership represents sole voting and sole investment power).

Name and Address of Beneficial Owners (1)	Shares Beneficially Owned	Percent of Class

Directors and Executive Officers:

Vernon R. Anderson	162,132 - (2) (4) (5)	*

Randy L. Buschling	305,697 - (2) (4) (5)	1.9%

Robert H. Chapman	4,285	*

Robert G. Clark	8,385	*

Thomas A. Corcoran	1,500 - (5)	*

John G. Helmkamp, Jr.	355,196 - (3)	2.2%

Teresa K. Huber	16,610 - (2) (4) (5)	*

Craig E. LaBarge	2,478,275 - (2) (4) (5) (6) (7) (8)	15.1%

Lawrence J. LeGrand	1,308,525 - (9) (10)	8.0%

Donald H. Nonnenkamp	1,095,719 - (2) (4) (5)	6.7%

John R. Parmley	177,842 - (2) (4) (5)	1.1%

Jack E. Thomas, Jr.	3,685	*

All executive officers and Directors as a group	5,018,985 (2)	30.6%

5% Stockholders:

Sanfurd G. Bluestein, M.D. 309 Upper Mountain Avenue Upper Montclair, NJ 07043-1015	1,582,600 - (11)	10.5%

Pierre L. LaBarge, Jr. Revocable Living Trust
c/o Plancorp, Inc. 1350 Timberlake Manor Parkway Suite 100 Chesterfield MO 63017	1,303,525 - (10)	8.6%

Leo V. Garvin, Jr. c/o Plancorp, Inc. 1350 Timberlake Manor Parkway Suite 100 Chesterfield MO 63017	1,303,525 - (10)	8.6%

Joanne V. Lockard c/o Plancorp, Inc. 1350 Timberlake Manor Parkway Suite 100 Chesterfield MO 63017	1,307,931 - (10) (12)	8.6%

Bear Stearns Asset Management 383 Madison Ave. New York, NY 10179	746,386 - (13)	5.0%

* Less than 1%
(1)	The address of each executive officer and Director is c/o LaBarge, Inc., 9900 Clayton Road, St. Louis, Missouri, 63124.

(2)

Includes options exercisable within 60 days for the following number of shares under the 1993 and 1995 Incentive Stock Option Plans and the 1999 Non-Qualified Plan: Mr. Anderson - 93,750; Mr. Buschling - 289,783; Ms. Huber - 7,500; Mr. LaBarge - 607,296; Mr. Nonnenkamp - 188,153; Mr. Parmley - 154,488. All executive officers and Directors as a group - 1,340,970 shares.

(3)

Includes 2,600 shares held by Mr. Helmkamp's spouse in her name, 3,911 shares in her IRA and 22,000 shares held in a trust, of which she acts as trustee. Also includes 45,300 shares held in three trusts for the benefit of Mr. Helmkamp's children and 43,5000 shares held in a charitable remainder trust; Mr. Helmkamp is trustee of the aforesaid trusts. Mr. Helmkamp disclaims beneficial ownership of all these shares.

(4)

Includes the following number of shares held in employee contribution and Company match accounts, respectively, of the Benefit Plan: Mr. Anderson, 43,335 and 15,954; Mr. Buschling, 0 and 5,497; Ms. Huber, 0 and 476; Mr. LaBarge, 105,009 and 125,614; Mr. Nonnenkamp, 0 and 4,345; and Mr. Parmley, 0 and 5,298. The named persons have sole voting power with respect to shares held in their contribution and (except as noted below) employer match accounts, sole dispositive power with respect to shares held in their contribution accounts and no dispositive power with respect to shares held in their Company match accounts. In addition, Messrs. LaBarge and Nonnenkamp, as administrators of the Benefit Plan, have shared dispositive power and no voting power (except for shares held in their own accounts) as to 899,066 shares held in the employer match accounts of the Benefit Plan. Messrs. LaBarge and Nonnenkamp disclaim beneficial ownership of all shares held in the Company match accounts of employees other than themselves.

(5)

Includes the following number of shares granted under the 2004 Long Term Incentive Plan that are restricted until July 3, 2007: Mr. Anderson, 5,000; Mr. Buschling, 10,417; Ms. Huber, 3,334; Mr. LaBarge, 25,000; Mr. Nonnenkamp, 7,500; Mr. Parmley, 5,000; and for Mr. Corcoran, 1,500 shares restricted until August 24, 2007.

(6)

Includes 70,548 shares held by Mr. LaBarge's spouse in her name, 34,000 shares held in her IRA, and 14,702 shares as custodian for their two minor children. Mr. LaBarge disclaims beneficial ownership of these shares.

(7)	Includes 18,172 shares held by a trust for two minor children of Mr. LaBarge. Mr. LaBarge is a co-trustee and disclaims beneficial ownership.

(8)	Includes 683,732 shares owned in Mr. LaBarge's individual capacity, 750 shares owned jointly with his spouse and 20,000 shares held in his IRA.

(9)	Includes 5,000 shares held in Mr. LeGrand's individual capacity.

(10)

Includes 1,303,525 shares held by the Pierre L. LaBarge Revocable Living Trust for which Ms. Lockard and Messrs. Garvin and LeGrand serve as co-trustees and as to which they have shared voting and dispositive power. Each of the co-trustees disclaims beneficial ownership of these shares.

(11)	Information submitted on Form 13G filed February 8, 2005.

(12)

Includes 4,406 shares owned jointly with Ms. Lockard's spouse as to which she has shared voting and dispositive power and 7,379 shares held in the Company's 401(k) plan as to which she has sole voting power.

(13)	Information submitted on Form 13F filed August 12,2005.

Section 16(a) Beneficial Ownership Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's Directors, executive officers and beneficial owners of more than 10% of the Company's outstanding shares of Common Stock file reports on Forms 3, 4 and 5 with the SEC and the American Stock Exchange to report their holdings of the Company's shares and changes thereto.

       Based on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during fiscal 2005 all filing requirements were timely completed.

Performance Graph

       Five-Year Total Return. The following graph compares the cumulative total Stockholder return (stock price appreciation plus dividend) on the Company's Common Stock with the cumulative total return of the American Stock Exchange market value and a peer group for the period indicated.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG LABARGE, INC., THE AMEX MARKET VALUE (U.S. & FOREIGN) INDEX
AND A PEER GROUP

Assumes $100 invested on 6/30/00 in stock or index-including reinvestment of dividends and a fiscal year ending June 30.

The peer group is comprised of KeyTronic Corporation, Sigmatron International Inc., Sparton Corporation, Suntron Corporation, Sypris Solutions Incorporated and Three-Five Systems Incorporated.
Equity Compensation Plan Information

       The following table contains certain information as of September 23, 2005 with respect to options granted and outstanding under the Company's three stock option plans (not including the 2004 Long Term Incentive Plan), shares available for purchase as of that date under the Company's employee stock purchase plan, weighted-average exercise price of outstanding options, warrants and rights, and number of securities remaining available for future issuance under these plans.

Number of securities
	Number of		remaining available for future
	securities to be issued upon	Weighted-average	issuance under
	exercise of outstanding	exercise price	equity compensation plans
	options, warrants	of outstanding options,	(excluding securities
Plan category	and rights	warrants and rights	reflected in column 1)

Equity compensation plans approved by security holders	1,893,576	$3.95	712

Equity compensation plans not approved by security holders	---	---	---

The following table contains certain information as of September 23, 2005 with respect to Restricted Stock Awards outstanding under the 2004 Long Term Incentive Plan.

Number of securities
remaining available for future
issuance under
	Number of securities		equity compensation plans
	to be issued based on	Weighted-average price	(excluding securities
Plan category	outstanding grants	of securities issued	reflected in column 1)

Equity compensation plans approved by security holders	56,251	$18.00	793,749

Equity compensation plans not approved by security holders	---	---	---

STOCKHOLDER PROPOSALS

Stockholder Proposals for Next Year

       Any Stockholder proposal to be considered for inclusion in the Proxy Statement for the next Annual Meeting, which is expected to be held in November 2006, must be received by the Company in writing at its principal office at the address listed on page 1 hereof no later than June 16, 2006. The deadline for written notice of a proposal for which the Stockholder will conduct his or her own solicitation is August 31, 2006.

SEC Form 10-K

       Stockholders may obtain a copy of the Company's Annual Report on Form 10-K without charge by writing to the Secretary at the address listed on page 1 or by visiting the Company's Web site at www.labarge.com.

Code of Ethics

       The Company has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer and principal accounting officer. This Code of Ethics can be viewed on the Company's Web site at www.labarge.com. Any future amendments or waivers of the Code of Ethics will be promptly disclosed on the Company's Web site.

Other Matters

       As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interest of the Company on such matters.
By Order of the Board of Directors LaBarge, Inc.,
/S/DONALD H. NONNENKAMP

Donald H. Nonnenkamp
Vice President, Chief Financial Officer and Secretary

St. Louis, Missouri
October 17, 2005

Charles F. Knight Executive Education Center

John M. Olin School of Business at Washington University in St. Louis

From I-70 (or Lambert International Airport):
Go south on I-170 to the Delmar exit.
Turn left (east) on Delmar, continue to Big Bend Boulevard.
Turn right (south) onto Big Bend Boulevard and continue for .4 miles to Snow Way.
Turn left (east) onto campus driveway Snow Way and continue to Throop Drive.
Turn left (north) onto Throop Drive to the garage.
The Charles F. Knight Center is located across from the parking garage on the south side of Throop Drive.
Please park in the parking garage and proceed into the main entrance of the Charles F. Knight Center.

From I-64 (Hwy 40), heading west (from downtown St. Louis) or east (from West County):

Take the Hanley Road (north) exit.
Go north onto Hanley Road.
Turn right (east) onto Clayton Road.
Turn left (north) onto Big Bend Boulevard.
Turn right (east) onto campus driveway Snow Way.
Continue on Snow Way to Throop Drive. Turn left (north) onto Throop Drive.
The Charles F. Knight Center is located across from the parking garage on the south side of Throop Drive.
Please park in the parking garage and proceed into the main entrance of the Charles F. Knight Center.

[LOGO]

LaBarge, Inc.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
November 16, 2005

       The undersigned hereby appoints Craig E. LaBarge and Donald H. Nonnenkamp, or either of them acting in the absence of the other, proxies for the undersigned, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of LaBarge, Inc. to be held at the Charles F. Knight Executive Education Center, Washington University, St. Louis, Missouri, on November 16, 2005, at 4:00 P.M. St. Louis time, and at any adjournments thereof, in accordance with the instructions on the reverse side of this form, and with discretionary authority with respect to such other matters not known or determined at the time of the solicitation of this proxy, as may properly come before said meeting or any adjournments thereof. Stockholders who do not attend the Annual Meeting in person, are invited to listen to the webcast of the meeting, which will be accessible through the Company's website at http://www.labarge.com.

PLEASE COMPELTE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE VIA THE INTERENET OR BY TELEPHONE.
(Continued, and to be marked, dated, and signed, on the other side)

FOLD AND DETACH HERE

LaBarge, Inc. -- ANNUAL MEETING, NOVEMBER 16, 2005

YOUR VOTE IS IMPORTANT TO US!
You can vote in one of three ways:

  Call toll free 1-866-860-0411 on a Touch Tone telephone. There is NO CHARGE to you for this call.

  or

  Via the Internet at https://www.proxyvotenow.com/lbi and follow the instructions.

  or

  Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

WE ENCOURAGE VOTING ON THE INTERENET OR BY TELEPHONE.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

The undersigned hereby revokes any proxies heretofore given in connection with the Annual Meeting and directs said persons to use this proxy to act or vote as follows:

For                  With-                  For All
All                   Hold                    Except
Proposal 1.	Election of Directors:
Class A -	(01) Thomas A. Corcoran
(02) Craig E. LaBarge
(03) Jack E. Thomas, Jr.

INSTRUCTION:	To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

The Board of Directors recommends that you vote "FOR" the election of the nominees listed above.

For              Against                 Abstain
Proposal 2.	Proposal to ratify the selection of KPMG LLP as independent auditors for the fiscal year ending July 2, 2006.

The Board of Directors recommends that you vote "FOR" ratification of the selection of KPMG LLP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
Please be sure to date and sign
this instruction card in the box below.

Sign above	Date:

*** IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS
Stockholders of record have three alternative ways of voting their proxies:
1. By Mail; or
2. By Telephone (using a Touch-Tone phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note that all telephone and Internet votes must be cast prior to 3 a.m., Eastern time, November 16, 2005.

Vote by Telephone
Call Toll-Free on a Touch-Tone phone anytime prior to
3 a.m., Eastern time, November 16, 2005.
1-866-860-0411

Vote by Internet
Anytime prior to
3 a.m., Eastern time, November 16, 2005, go to
https://www.proxyvotenow.com/lbi

Please note that the last vote received, whether by telephone, Internet or mail, will be the vote counted.

Your vote is important!